THIS DOCUMENT IS A COPY FROM THE FORM SE THAT WAS FILED ON MARCH 31, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.


EXHIBIT 4-G
-------------
(Carlyle-XV)





PREPARED BY AND UPON
RECORDING RETURN TO:

William H. Goebel, Esq.
Investment Law Department
Teachers Insurance and Annuity
     Association of America
730 Third Avenue
New York, N.Y.  10017




                      THIRD MORTGAGE MODIFICATION
                                  AND
                          EXTENSION AGREEMENT



     THIS AGREEMENT, executed as of the 4th day of December, 1996, but effective as of the first day of January, 1996, by and between NORMAN S. GELLER, THOMAS M. BENNETT, JEFFREY GLUSKIN and NEIL G. BLUHM, BRIAN K. ELLISON and JULIA C. PARKS, as Trustees of 260 FRANKLIN STREET ASSOCIATES TRUST under a Declaration of Trust dated May 16, 1986, duly recorded with the Suffolk County Registry of Deeds in Book 12510, Page 64 and filed with the Suffolk County Registry District of the Land Court as Document No. 405198, as amended in accordance with the Certificate of Trustee as to Appointment of Additional Trustees and First Amendment to Declaration of Trust establishing 260 Franklin Street Associates Trust, dated September 12, 1986, duly recorded with Suffolk County Registry of Deeds as Instrument No. 374 of September 26, 1986, and filed with the Suffolk Country Registry District of the Land Court as Document No. 411174, and as further amended by Certificate of Trustee as to removal of certain Trustees and appointment of additional Trustees dated July 23, 1990, duly recorded with the Suffolk County Registry of Deeds in Book 16416, Page 342, and Document No. 467674, with appointment of six Trustees registered as Documents Nos. 467675 through 467680 with the Suffolk County Registry District of the Land Court, as further amended in accordance with a Certificate of Trustee as to Removal of Certain Trustees and Appointment of Additional Trustees, dated May 20, 1992, duly recorded with the Suffolk County Registry of Deeds as Document No. 487549, having a mailing address c/o JMB Realty Corporation, 900 North Michigan Avenue, Chicago, Illinois 60611 ("Mortgagor"), having a mailing address c/o JMB Realty Corporation, 900 North Michigan Avenue, Chicago, Illinois 60611-1575, and TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation having a mailing address of 730 Third Avenue, New York, New York 10017 ("Mortgagee").














     WHEREAS, pursuant to the terms of that certain Second Mortgage Modification and Consolidation Agreement between the parties hereto dated as of January 1, 1991, and recorded with the Suffolk County Registry of Deeds as Instrument No. 308 of December 31, 1991, in Book 17222, Page 286 and filed with Suffolk County Registry District of the Land Court as Document No. 482106, Mortgagor is justly indebted to Mortgagee in the consolidated principal amount (the "Consolidated Principal Indebtedness") of SEVENTY - FOUR MILLION EIGHT HUNDRED NINETY - ONE THOUSAND TWELVE AND 83/100THS ($74,891,012.83) DOLLARS, plus interest thereon from date, which Agreement consolidated the indebtedness evidenced by those two certain Mortgage Notes, (a) the first being that certain Note payable to the order of Mortgagee in the original sum principal sum of SIXTY - FIVE MILLION AND NO/100THS ($65,000,000.00) DOLLARS dated December 18, 1985, made originally by 260 Franklin Incorporated, the repayment obligation for which has been assumed by Mortgagor by that certain agreement captioned "NOTE MODIFICATION AGREEMENT WITH RESPECT TO $65,000,000 NOTE DATED DECEMBER 18, 1985" (collectively, "Note No. 1"); (b) the other being that certain Note made by Mortgagor payable to the order of Mortgagee in the original principal sum of TEN MILLION AND NO/100THS ($10,000,000.00) DOLLARS, dated September 24, 1986 ("Note No. 2");

     WHEREAS, the Consolidated Principal Indebtedness evidenced by both Notes are secured by that certain Security Agreement and Mortgage ("the $65,000,000.00 Mortgage") dated December 18, 1985, and recorded with the Suffolk County Registry of Deeds in Book 12143, Page 249 and filed with Suffolk County Registry of Deeds in book 12902, Page 302 and filed with the Suffolk County Registry District of the Land Court as Document No. 399401 and that certain Security Agreement and Mortgage Deed (the $10,000,000.00 Mortgage") dated September 24, 1986, and recorded with the Suffolk County Registry District of the Land Court as Document No. 411176; as such Mortgages have been consolidated and modified by that (i) certain Mortgage Modification and Consolidation Agreement between Mortgagor and Mortgagee dated September 24, 1986 and recorded with the Suffolk County Registry of Deeds in Book 12901, Page 347 and filed with the Suffolk County Registry District of the Land County as Document No. 411178, and (ii) the aforesaid Second Mortgage Modification and Consolidation Agreement. Both the $65,000,000.00 Mortgage and the $10,000,000.00 Mortgage as consolidated and modified by the aforesaid Mortgage Modification and Consolidation Agreement and Second Mortgage Modification and Consolidation Agreement are collectively called the "Consolidated Mortgage" and both such mortgages encumber and mortgage, as security for Consolidated Principal Indebtedness, those certain lots, parcels and pieces of land with the buildings and improvements erected thereon situate, lying and being in the City of Boston, County of Suffolk, Commonwealth of Massachusetts described in the mortgages and on Exhibit A attached hereto and forming a part hereof (hereinafter called "the Premises");

     WHEREAS, the Consolidated Principal Indebtedness is also secured by, among other things, (a) a certain Assignment of Lessor's Interest in Lease(s) from 260 Franklin Incorporated to Mortgagee dated December 18, 1985, and recorded with the Suffolk County Registry of Deeds on December 19, 1985, as Instrument No. 503 and filed with the Suffolk County Registry District of the Land Court as Document No. 399403 as supplemented by that certain Supplemental Assignment of Lessor's Interest in Lease(s) from Mortgagor to Mortgagee dated September 24, 1986, and recorded with the Suffolk County Registry of Deeds as Instrument No. 379 filed with filed with the Suffolk County Registry District of the Land Court as Document No. 411179 (hereinafter collectively called the "$65,000,000.00 Assignment of Lessor's Interest in Lease(s)"); (b) that certain Assignment of Lessor's Interest in Lease(s) from Mortgagor to Mortgagee dated September 24, 1986, and recorded with the Suffolk County Registry of Deeds as Instrument No. 377 of September 26, 1986, and filed with the Suffolk County Registry District of the Land Court as Document No. 411177 (hereinafter called the "$10,000,000 Assignment of Lessor's Interest in Leases"); and (c) that certain Supplemental Assignment of Lessor's Interest in Leases (the "1991 Supplemental Assignment") dated as of January 1, 1991, and recorded with the Suffolk County Registry of Deeds as Instrument No. 309 of December 31, 1991, in Book 17222, Page 308 and filed with Suffolk County Registry District of the Land Court as Document No. 482107;

     WHEREAS, Mortgagor continues to be the owner of the Premises and does hereby warrant and represent that the Consolidated Mortgages continue to be first and superior liens on the Premises in accordance with their terms (subject to only those encumbrances set forth in that certain title policy bearing title insurance No. 616157M bearing effective date equal to the date on which this Agreement is recorded held by Mortgagee from Ticor Title Insurance Company) for the Consolidated Principal Indebtedness of SEVENTY - FOUR MILLION EIGHT HUNDRED NINETY - ONE THOUSAND TWELVE AND 83/100THS ($74,891,012.83) DOLLARS, plus interest, as evidenced by Note No. 1 and No. 2 as such indebtedness has been consolidated by the terms of the Second Mortgage Modification and Consolidation Agreement; that it has no defense or offset to its liability thereunder and all the provisions are unmodified and in full force and effect of the Consolidated Mortgages, No. 1, Note No. 2, the $65,000,000 Assignment of Lessor's Interest in Lease(s), the $10,000,000 Assignment of Lessor's Interest in Leases, the 1991 Supplemental Assignment and all other documents held by Mortgagee in connection with the indebtedness evidenced by Note No. 1 and Note No. 2;

     WHEREAS, Mortgagor has requested that the date on which the Consolidated Principal Indebtedness is to paid in full under the Second Mortgage Modification and Consolidation Agreement be extended to January 1, 1997 (the new "Scheduled Maturity Date"), subject to Mortgagee having the right to accelerate such maturity date upon thirty (30) days' prior written notice to Mortgagor, which request is agreeable to Mortgagee provided there are certain other modifications as hereinafter provided;

     NOW, THEREFORE, in consideration of the Premises, the covenants and conditions herein contained, and the sum of TEN ($10.00) DOLLARS and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

     1. The date of January 1, 1996, set forth in the Second Mortgage Modification and Consolidation Agreement on which the entire Consolidated Principal Indebtedness, plus all accrued fixed interest, the hereinafter defined Yield Maintenance Amount, the hereinafter defined Residual Interest Amount, and such other sums due thereon pursuant thereto are to be paid in full, is hereby extended to January 1, 1997, and the respective liens of the Consolidated Mortgages are hereby extended thereby to cover such date of January 1, 1997, subject to such date being accelerated at Mortgagee's election to an earlier date (the "Acceleration Date") that Mortgagee may select ("Mortgagee's Election to Accelerate") upon thirty (30) days' prior written notice sent to Mortgagor in accordance with Paragraph 33 of the $10,000,000 Mortgage at Mortgagor's address above set forth and in such event, the entire Consolidated Principal Indebtedness, plus all accrued fixed interest, the Yield Maintenance Amount, the Residual Interest Amount, and the other sums owed thereon pursuant thereto shall immediately become due and payable and shall be paid by Mortgagor on the Acceleration Date.

     2. Paragraph 1 of the Second Mortgage Modification and Consolidation Agreement is hereby deleted in its entirety and the following provisions are substituted in its place and stead:

     "Mortgagor covenants, or promises and agrees to pay to Mortgagee, or to its order, at its address hereinabove set further to such other address as Mortgagee may designate in writing from time to time, the Consolidated Principal Indebtedness of SEVENTY - FOUR MILLION EIGHT HUNDRED NINETY-ONE THOUSAND TWELVE AND 83/100THS ($74,891,012.83) DOLLARS in lawful money of the United States of America, with fixed Interest thereon at the rate of EIGHT (8%) PERCENT per annum and to be paid in installments of fixed interest alone in the amount of FOUR HUNDRED NINETY-NINE THOUSANDS TWO HUNDRED SEVENTY - THREE AND 42/100THS ($499,273.42) DOLLARS each, commencing on the first day of January, 1996, and continuing on the first day of each calendar month thereafter occurring until the earlier of the Acceleration Date or the first day of December, 1996, and, in any event , the entire unpaid Consolidated Principal Indebtedness of SEVENTY - FOUR MILLION EIGHT HUNDRED NINETY - ONE THOUSAND TWELVE AND 83/100THS ($74,891,012.83) DOLLARS plus all accrued fixed interest thereon at the rate of EIGHT (8%) PERCENT per annum and the Yield Maintenance Amount, Residual Interest Amount and all other sums then due and owing to be paid hereunder shall be due and payable on the first day of January, 1997, or on the Acceleration Date if Mortgagee had exercised Mortgagee's Election to Accelerate pursuant to the provisions of Paragraph 1 hereof.

     In addition thereto, on January 1, 1997, the Acceleration Date or any other date of acceleration of maturity (whether by default or otherwise) and on the date of prepayment as hereinafter provided (hereinafter each of said dates is referred to as "Maturity"), there shall be paid by Mortgagor to Mortgagee, the total of (i) a sum determined as hereinafter provided ("Yield Maintenance Amount") which when paid to Mortgagee will cause Mortgagee to receive interest on an actual cash basis at an annual yield on the Consolidated Principal Indebtedness of ELEVEN (11%) PERCENT per annum ("Yield Maintenance Rate") from January 1, 1991, through the date on which the Consolidated Mortgages are satisfied of record; PLUS (ii) as sum ("Residual Interest Amount") equal to SIXTY (60%) PERCENT of the highest amount, if any, of (A) the net sales proceeds (the "Net Sales Proceeds") of the Premises (consisting of the total consideration received or receivable, whether by cash, purchase money notes, including the par value of any promissory note in connection with any conveyance or agreement to convey the Premises to bona fide third party at market value after arm's length negotiations) after deducting payment of the Consolidated Principal Indebtedness, the Yield Maintenance Amount, customary brokerage commissions and normal and customary closing costs actually paid to unaffiliated third parties, but not in excess of THREE (3%) PERCENT of the sales price proceeds ("Approved Closing Costs"); or (B) the appraisal value of the Premises after deducting payment of the Consolidated Principal Indebtedness, the Yield Maintenance Amount, and Approved Closing Costs of any bona fide sale or refinancing occurring in connection with such determination of appraisal value and of the appraisals made in conjunction with determining Residual Interest Amount (the "Net Appraisal Value"); provided, however, that in no event shall the Residual Interest Amount to be paid to Mortgagee hereunder cause Mortgagee to receive interest on an actual cash basis of more than an annual yield of SIXTEEN (16%) PERCENT per annum on the Consolidated Principal Indebtedness from January 1, 1991 (the "Residual Interest Amount").

     In order to determine the Residual Interest Amount to be paid to Mortgagee at Maturity, Mortgagor shall forward the following documents to Mortgagee, either simultaneously with the sending of the notice of prepayment, and as a condition precedent to such notice being deemed to effective, or ninety (90) days prior to January 1, 1997, if no prepayment has been made, or within thirty (30) days of acceleration of maturity after default or other acceleration: (a) an appraisal of the Premises prepared by an independent M.A.I. appraiser having at least ten (10) years' experience appraising commercial real estate similar to the Premises in the Boston area, which appraisal shall value the Premises as if it were free and clear of all liens and debts but subject to all leases than in effect (the income stream for which will also be considered by the Appraiser in determining the Appraisal value of the Premises); (b) if the Premises are being sold to a third party simultaneously with such payment, the contract of sale, real estate brokerage agreement (if deduction for a brokerage commission is being claimed), and a statement of all closing costs, with supporting data, for which deductions are being claimed; and if the sale is not for a one hundred (100%0 percent interest in the Premises, then the sales price set forth in the contract of sale shall be projected as if one hundred (100%) percent of the Premises were being sold and such projection shall be used for determining the amount due Mortgagee hereunder; additional, the sales price for the purpose of determining the amount due hereunder shall include the amount of all cash payments, deferred payments, debs assumed and the value of all assets, securities, interests, and other consideration received or receivable in connection with such sale; (c) a current rent roll of the Premises, supporting leases, and a certified statement of income and expenses for the twelve (12) month period immediately preceding the date of such notice setting forth all the information necessary to do an appraisal of the Premises; (d) a statement of all other closing costs, with supporting data, for which deductions are being claimed; and (e) a true and correct statement from Mortgagor calculating the Residual Interest Amount.

     Mortgagor shall promptly furnish Mortgagee with all additional information that Mortgagee may request. If Mortgagee does not agree with any of the conclusions, calculations, computations, valuations or other information supplied by Mortgagor, Mortgagee shall notify Mortgagor in writing and both parties shall in good faith endeavor to resolve such differences. If such disagreement is over the amount of the appraised value of the Premises, Mortgagee shall furnish Mortgagor with an appraisal in conformity to the standards imposed with respect to Mortgagor with an appraisal. If the two appraisals differ by ten (10%) percent or less, the appraised value of the Premises shall be the average valuation of the two appraisals. If the difference is greater than ten (10%) percent, either party shall have the right to require that a third independent M.A.I. appraiser, mutually satisfactory to both Mortgagor and Mortgagee, be selected to appraise the Premises. Such third appraiser shall render his report within thirty (30) days of appointment, which report must not set a valuation lower than the lowest valuation of the appraisals previously submitted nor higher than the highest valuation of the appraisals previously submitted. The valuations set forth in all three appraisals shall be aggregated and the appraised value of the Premises shall be deemed to be the average of all such appraisals. Mortgagor shall pay the cost of all of the appraisals, but it shall have the right to deduct the cost as part of the Approved Closing Costs provided it shall have first secured Mortgagee's written approval of the same (which approval Mortgagee will not unreasonably withhold). If the Mortgagor does not in the time required supply an appraisal from an appraiser meeting the qualifications in item
(a) of the immediate preceding paragraph, then Mortgagee may obtain such an appraisal and the mortgagor agrees that any such appraisal obtained by and satisfactory to Mortgagee shall be the appraisal used in determining the amounts due hereunder. If the privilege to prepay is not exercised, the Consolidated Principal Indebtedness together with any fixed interest accrued thereon shall be paid on Maturity and together with the total of (i) Yield Maintenance Amount computed as hereinafter set forth as will cause Mortgagee to have received interest on the Consolidated Principal Indebtedness to Maturity at the Yield Maintenance Rate, PLUS (ii) the Residual Interest Amount, if any, computed as hereinabove set forth.

     If the Residual Interest Amount has not been determined on the date on which a sale of the Premises or refinancing of the Consolidated Indebtedness is to be consummated, Mortgagor shall nevertheless have the option to close such sale or any refinancing provided (a) it pays the Consolidated Principal Indebtedness, accrued fixed interest, the Yield Maintenance Amount, and all other sums due Mortgagee hereunder other than the Residual Interest Amount; (b) it deposits into an escrow account under an agreement and with an escrow agent satisfactory to Mortgagee such amount that Mortgagee shall designate (which amount shall in no event be less than (i) the amount of any Net Appraisal Value established by an appraiser or
(ii) the amount of the sales proceeds received or receivable by Mortgagor in connection with any sale or the amount of the refinancing proceeds in connection with any refinancing, as the case may be; (c) Mortgagee is able to perfect and shall perfect a superior and first lien security interest in such escrow account and funds; and (d) Mortgagee has such assurances that it deems necessary that no party involved in or affiliated with any party involved in any such transaction is insolvent or subject to bankruptcy. Upon the determination of the amount of Residual Interest due Mortgagee, such sum shall be immediately paid to Mortgagee together with the pro-rata share of all interest earned on the funds in the Escrow Account. For reference purposes, this paragraph is called "Post Closing Residual Interest Determination."

     The Yield Maintenance Amount and the Residual Interest Amount shall be computed by determining the total interest per annum ("Annual Minimum Yield") which would have been earned at the Yield Maintenance Rate or the Residual Interest Amount, as the case may be, for each calendar year, or part of a calendar year ("Yield Year") on the Consolidated Indebtedness or such other portion outstanding from time to time for such Yield Year beginning with the period from January 1, 1991 to December 31, 1991 ("first Yield Year"). There shall be subtracted from the Annual Minimum Yield of the first Yield Year the actual amount of fixed interest paid with respect to the first Yield Year, and the amount by which the Annual Minimum Yield exceeds the actual amounts of fixed interest paid during such period shall be the Yield Maintenance Amount or Residual Interest Amount, as the case may be, as of the last day of the first Yield Year. The Yield Maintenance Amount and the Residual Interest Amount established for the first Yield Year shall be carried forward to the end of the second Yield Year (being the 1992 calendar year). At the end of the second Yield Year there shall be added to the Yield Maintenance Amount and the Residual Interest Amount established at the end of the first Yield Year
(a) interest on such Yield Maintenance Amount at the Yield Maintenance Rate and interest on the Residual Interest Amount at the Residual Interest Rate, as applicable, for the period from the end of the first Yield Year to the end of the second Yield Year and (b) the Annual Minimum Yield for the second Yield Year, and from such total there shall be deducted the actual amount of fixed interest paid on the Consolidated Indebtedness outstanding during the second Yield Year and this resulting amount shall become the Yield Maintenance Amount or Residual Interest Amount, as the case may be, to be carried forward to the end of the third Yield Year. In like manner the Yield Maintenance Amount and Residual Interest Amount shall be recomputed from Yield Year to Yield Year to Maturity. Notwithstanding any other provision of this Agreement the Mortgagor may pay any portion of the Yield Maintenance Amount or Residual Interest Amount with accrued interest thereon at the applicable Yield Maintenance Rate or Residual Interest Rate as determined from time to time on any installment payment date upon thirty
(30) days' prior written notice to Mortgagee."

     3. The aforesaid provisions shall take precedence over and supersede the payment provisions contained in the Second Mortgage Modification and Consolidation Agreement and in Note No. 1 and Note No. 2, and any failure, refusal or neglect to pay when due (but subject to the expiration of any grace periods contained in the Loan Documents to the extent applicable) the Consolidated Principal Indebtedness or any installment of fixed interest, the Yield Maintenance Amount or the Residual Interest Amount as provided for in this Agreement shall constitute a default under Second Mortgage Modification and Consolidation Agreement, Note No. 1, Note No.2 and the Consolidated Mortgages to the same extent and with the same force and effect as if Mortgagor had failed, refused or neglected to pay the principal indebtedness or any installment of interest when due under the Second Mortgage Modification and Consolidation Agreement or such Notes, and Mortgagee, at its option, shall be entitled to exercise all remedies available to it under the Consolidated Mortgages and at law provided including but not limited to the right to declare the Consolidated Indebtedness, accrued fixed interest, the Yield Maintenance Amount and the Residual Interest Amount to be immediately due and payable. Any failure to exercise any option or right hereinabove provided shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

     4. Whenever in the Second Mortgage Modification and Consolidation Agreement, the Consolidated Mortgages, the $65,000,000 Assignment of Lessor's Interest in Leases, the $10,000,000 Assignment of Lessor's Interest in Leases or the 1991 Supplemental Assignment, reference is made to the Note secured thereby, such reference shall mean Note No. 1 and Note No. 2 as consolidated by the Second Mortgage Modification and Consolidation Agreement and to be repaid as in this Agreement provided. Additionally, all references to the term "interest" in Note No. 1, Note No. 2 and the other referenced loan documents shall mean the fixed interest, Yield Maintenance Amount and Residual Interest Amount hereinabove mentioned.

     5. The prepayment privilege provisions set forth in Paragraph 4 of the Second Mortgage Modification and Consolidation Agreement are hereby deleted and Mortgagor can prepay the Consolidated Principal Indebtedness on any installment payment date upon thirty (30) days' prior written notice provided it simultaneously pays the Yield Maintenance Amount and Residual Interest Amount hereinabove set forth in a addition to the Consolidated Principal Indebtedness, accrued fixed interest and all other sums, if any, due hereunder.

     6. Paragraph 52 of the Consolidated Mortgages is hereby modified to substitute the words"Reserve Pledge Account" for the words "Reserve Escrow Account," the words "Pledge Accounts" for the words "Escrow Accounts" and the words "Pledge Agent" for the words "Escrow Agent" wherever in the paragraph such words appeared. Moreover, the reference made in the paragraph to the Reserve Escrow Agreement shall mean the Reserve Escrow Agreement dated January 1, 1991, as amended by the Modification to Reserve Escrow Agreement dated January 1, 1994, and as further amended and restated by that certain Modification of Reserve Escrow Agreement and Restatement as the Reserve Pledge Agreement dated of even date herewith among Mortgagor, Mortgagee and The Boston Mortgage Company (hereinafter called "Reserve Pledge Agreement"). Whenever reference is made in the

Consolidated Mortgages or in this Agreement to the term Reserve Escrow Agreement, the reference shall hereafter mean the Reserve Pledge Agreement.

     7. Except as hereinabove contained, the Consolidated Mortgages, Note No. 1, Note No. 2, the $65,000,000 Assignment of Lessor's Interest in Leases, the $10,000,000 Assignment of Lessor's Interest in Leases, and the 1991 Supplemental Assignments are unmodified and remain in full force and effect and Mortgagor does hereby covenant and agree to pay the Consolidated Indebtedness, all accrued fixed interest, the Yield Maintenance Amount and Residual Interest Amount in the time and manner hereinabove set forth and to otherwise observe and fulfill all of the covenants, warranties, conditions and agreements hereinabove contained and contained in the Consolidated Mortgages, Note No. 1, Note No. 2, the $65,000,000 Assignment of Lessor's Interest in Leases, the $10,000,000 Assignment of Lessor's Interest in Leases and the 1991 Supplemental Assignment.

     8. This Agreement does not create any new, further or other indebtedness, but secures the same indebtedness evidenced by Note No. 1 and Note No. 2 as consolidated by the terms of the Second Mortgage Modification and Consolidation Agreement and extended by the terms of this Agreement and Mortgagor covenants, promises and agrees to pay in accordance with the terms of this Agreement the Consolidated Principal Indebtedness of SEVENTY
- FOUR MILLION EIGHT HUNDRED NINETY - ONE THOUSAND TWELVE AND 83/100THS ($74,891,012.83) DOLLARS, plus fixed interest, the Yield Maintenance Amount and Residual Interest Amount.

     9.  IF ANY TERM, COVENANT OR CONDITION OF THIS AGREEMENT SHALL BE
HELD TO BE INVALID, ILLEGAL OR UNENFORCEABLE IN ANY-RESPECT, THIS AGREEMENT SHALL BE CONSTRUED WITHOUT SUCH PROVISIONS. IN ADDITION, IF THE TRANSACTION EVIDENCED AND SECURED HEREBY SHALL BE RESCINDED OR OTHERWISE RENDERED UNENFORCEABLE IN WHOLE OR IN PART ON ACCOUNT OF ANY LAWS RESPECTING CREDITOR'S RIGHTS OR FOR ANY OTHER REASON, THEN, AT MORTGAGEE'S OPTION, THE ORIGINAL NOTE NO. 1 AND NOTE NO. 2 (AS CONSOLIDATED HERETOFORE UNDER THE SECOND MORTGAGE MODIFICATION AND CONSOLIDATION AGREEMENT) AND ORIGINAL CONSOLIDATED MORTGAGES SHALL BE UNIMPAIRED, AND THEIR TERMS AND PROVISIONS SHALL BE UNMODIFIED AND IN FULL FORCE AND EFFECT AS IF THE MODIFICATIONS CONTAINED IN THIS AGREEMENT HAD NEVER BEEN EXECUTED.

     10. Mortgagor shall promptly cause this Agreement to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the liens of the Consolidated Mortgages upon, and the interest of Mortgagee in, the Premises. Mortgagor shall pay all filing, registration and recording fees, all expenses incident to the preparation, execution and acknowledgement of this Agreement and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the filing, registration, recording, executing and delivery of this Agreement, and Mortgagor shall hold harmless and indemnify Mortgagee against any liability incurred by reason of the imposition of any tax on the issuance, making, filing, registration or recording of this Agreement; provided, however, Mortgagor shall not be responsible for Mortgagee's income, franchise or similar such taxes.

     11. Mortgagor represents, warrants and covenants that (a) there are no offsets, counterclaims or defenses against the Consolidated Principal Indebtedness, Note No. 1, Note No. 2, the Consolidated Mortgages, the $65,000,000 Assignment of Lessor's in Leases, the $10,00,000.00 Assignment of Lessor's in Leases, or the 1991 Supplemental Assignment and (b) Mortgagor (and its respective undersigned representatives) have full power, authority and legal right to execute this Agreement and to keep and observe all of the terms of this Agreement on all such parties' part to be observed or performed, and (c) this Agreement is valid and binding upon all such parties and enforceable against all such parties in accordance with its terms.

     12. This Agreement shall be binding upon Mortgagor and Mortgagee and their respective successors and assigns and shall inure to the benefit or Mortgagor and Mortgagee and their permitted successors and assigns.

     13. This Agreement may be executed in any number of duplicate originals and each such duplicates original shall be deemed to constitute but one and the same instrument.

     14. MORTGAGOR HEREBY ACKNOWLEDGES THAT MORTGAGOR AND THE BENEFICIARIES OF THE TRUST ARE KNOWLEDGEABLE BORROWERS OF COMMERCIAL FUNDS AND EXPERIENCED REAL ESTATE DEVELOPERS OR INVESTORS, (ii) THEY AND THEIR ATTORNEYS FULLY UNDERSTAND THE EFFECT OF THE ABOVE PROVISIONS, (iii) MORTGAGEE WOULD NOT MAKE THE LOAN SECURED HEREBY WITHOUT SUCH PROVISIONS AND (iv) SUCH LOAN IS A COMMERCIAL OR BUSINESS LOAN, NEGOTIATED BY MORTGAGEE AND MORTGAGOR AND THEIR RESPECTIVE ATTORNEYS AT ARMS LENGTH.





























                                  13




NOTHING CONTAINED IN THIS AGREEMENT SHALL BE CONSTRUED AS CREATING A JOINT VENTURE OR PARTNERSHIP RELATIONSHIP BETWEEN THE PARTIES HERETO.

     15. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     16. It is specifically agreed that time is of the essence of this Agreement and that the waiver of options or obligations secured by this Agreement shall not at any time be held to be abandonment of such rights. Notice of the exercise of any option granted to Mortgagee herein is not required to be given unless expressly provided to the contrary herein.

     The Trustees of 260 Franklin Street Associates Trust hereby certify pursuant to Paragraph 6 of said Trust that the execution and delivery of this Instrument has been duly authorized and directed by all of the beneficiaries of said Trust and said Trust is in full force and effect as of the date hereof. The foregoing authorization has not been altered, amended or rescinded and is in full force and effect as of the date hereof.

     The party or parties executing this Agreement as Mortgagor are executing the same as Trustees and not in any individual capacity. As such, they are not personally liable for fulfilling any of their obligations under this Agreement and Mortgagee shall look to and be entitled to succeed to the Premises and the other assets of the trust for a breach by Mortgagor of its obligations under this Agreement.

     Without limitation on the foregoing, but in addition thereto, neither Mortgagor nor any Trustee, advisor or any other entity shall be personally liable in any manner or to any extent under or in connection with this Agreement (including, but without limitation, the items set forth as exceptions to Paragraph 36 of the Consolidated Mortgages) or any other agreement or instrument entered into in connection herewith; provided, however, that the foregoing shall not affect or impair the lien of the Consolidated Mortgage, the rights of Mortgagee to proceed against the Premises, or any obligations under a certain




Indemnity and Payment Agreement dated December 1991, given Carlyle Real Estate Limited Partnership -XV and Carlyle Real Estate Limited Partnership
- XVI to Mortgagee.

     IN WITNESS WHEREOF, the Mortgagor and the Mortgagee have duly signed, sealed and delivered this Agreement as a sealed instrument the day and year hereinabove first written.



/s/ MARY D. SERVIN                     /s/ BRIAN K. ELLISON
------------------------------         ------------------------------
Mary D. Servin                         Brian K. Ellison
Witness                                not personally but solely as
                                       Trustee of 260 Franklin Street
                                       Associates Trust as aforesaid
                                       for self and co - trustees



                                       TEACHERS INSURANCE AND ANNUITY
                                       ASSOCIATION OF AMERICA



EXECUTED                               By:   /s/ MARK A. DE PRIMA
______________________________               ___________________________
Witness                                      Name:  Mark A. De Prima
                                             Title: Associate Director


EXECUTED
______________________________         By:   /s/ HEATHER DAVIS
Witness                                      ___________________________
                                             Name:  Heather Davis
                                             Title:  Associate Director


































                                  14








                            ACKNOWLEDGMENTS
                            ---------------



STATE OF NEW YORK     )
                      )ss:  New York
COUNTY OF NEW YORK    )


     Before me, the undersigned authority, a Notary in and for said State, on this day personally appeared _____________________________________ and
______________________________, known to me to be the persons whose names are subscribed to the foregoing instrument and known to me to be the ____________________ and ____________________, respectively, of Teachers
Insurance and Annuity Association of America, a New York corporation, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Trustees, and acknowledged that they executed the said instrument for the uses, purposes and consideration therein expressed on behalf of said Teachers Insurance and Annuity Association of America.

     Given under my hand and Seal of office this ______ day of __________, 1996.


                                  ______________________________
                                  Notary Public in and
                                  for the State of New York
                                  My commissions expires:



STATE OF ILLINOIS     )
                      )ss.
COUNTY OF COOK        )

     On this 4th day of November, 1996, before me appeared BRIAN K. ELLISON, to me personally know, who, being by me duly sworn, did say that he is a trustee of 260 Franklin Street Associates Trust, and that said instrument was signed in behalf of said trust, and said BRIAN K. ELLISON acknowledged said instrument to be the free act and deed of the trustees on behalf of said trust.


                                  /s/ LAURA BETH MILLER
                                  ______________________________
                                  Laura Beth Miller

                                  Notary Public, State of Illinois
                                  Commission Expires 12/1/96















                                  15








                            ACKNOWLEDGMENTS
                            ---------------



STATE OF NEW YORK     )
                      )ss: New York
COUNTY OF NEW YORK    )

     Before me, the undersigned authority, a Notary in and for said State, on this day personally appeared MARK A. DEPRIMA and HEATHER DAVIS, known to me to be the persons whose names are subscribed to the foregoing instrument and known to me to be the ASSOCIATE DIRECTOR and ASSOCIATE DIRECTOR, respectively, of Teachers Insurance and Annuity Association of America, a New York corporation, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Trustees, and acknowledged that they executed the said instrument for the uses, purposes and consideration therein expressed on behalf of said Teachers Insurance and Annuity Association of America.

     Given under my hand and Seal of office this 4th day of December, 1996.



                                  /s/ AZUCENA V. PROBLETE
                                  Azucena V. Problete
                                  Notary Public in and
                                  for the State of New York
                                  My commissions expires:
                                  October 13, 1998




                     COMMONWEALTH OF MASSACHUSETTS


______________________________ ss,                      , 1996

     Then personally appeared the above named ____________________________ _________________, and acknowledged the foregoing as his/her free act and deed, before me.


                                  ______________________________
                                  Notary Public
                                  My commission expires:

















                                  15






                               EXHIBIT A
                               ---------


     A parcel of land situated in Boston, Suffolk County, Massachusetts, shown on a plan entitled "Plan of Land, Boston, Massachusetts" prepared by R.E. Cameron & Associates, Inc., dated January 26, 1983, revised February 24, 1983, recorded with Suffolk Registry of Deeds at the end of Book 10281, and bounded:

SOUTHWESTERLY         by Oliver Street, 165.82 feet;

NORTHWESTERLY         by land of Thomas J. White, et al, Trustees, 96.41
feet;

NORTHEASTERLY         by the same land, 15.80 feet;

NORTHWESTERLY         by the same land, 10.90 feet;

NORTHEASTERLY         by Lot C as shown on said plan, 31.29 feet;

NORTHWESTERLY         by said Lot C, 12.41 feet;

NORTHEASTERLY         by Jenton Way, formerly Hamilton Alley, 122.43
feet; and

SOUTHEASTERLY         by Franklin Street, 95.85 feet.

     Included in the above - described parcel is a parcel of registered land, bounded:

SOUTHWESTERLY         by the northeasterly line of Oliver Street, forty -
eight and 42/100 (48.42) feet;

NORTHWESTERLY         by lands now or formerly of Daniel M. Driscoll et
al and of Frank Cair Macomber, Jr., the line running in part through the middle of a sixteen (16) inch brick wall, one hundred seventeen and 06/100 (117.06) feet;

NORTHEASTERLY         by Hamilton Alley, forty - two and 83/1100 (42.83)
feet; and

SOUTHEASTERLY         twenty - five and 73/100 (25.73) feet;

NORTHEASTERLY         seven and 51/100 (7.51) feet; and






















                                  16




2. Easement for light and air created by grant from James F. Dwinnell to Alvah A. Burrage dated August 30, 1872, recorded in Book 1126, Page 117 as modified by agreement dated August 5, 1910, recorded in Book 3475, Page 482 (benefits northwesterly 23 feet of Lot A on Plan in Book 4193, Page 612 and burdens Lot B on said Plan).

3. Easements for light, air and passage reserved in a deed from Alvah H. Burrage to James F. Dwinnell et al dated September 16, 1872, recorded in Book 1126, page 116 (benefits Lot A on plan in Book 4193, Page 612 and burdens Lot C and the four foot strip on the northeasterly side of Lot C on said Plan).

4. Easement for passage and repassage in Jenton Way (formerly known as Hamilton Alley).

5. Easements for light and air and building maintenance granted by Grant and Release of Easements between Ferdinand Colloredo - Mansfield, et al, the Trustees of CC&F - F&) Property Trust and 2 Oliver Incorporated dated January 27, 1984, recorded in Book 11100, Page 001.


















































                                  18